Exhibit (a)(1)(A)

Offer to Purchase for Cash

by

CONVERGEONE HOLDINGS, INC.

of

Up to 8,936,250 of its Warrants to Purchase Common Stock

At a Purchase Price of $0.95 Per Warrant

THIS OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON MARCH 23, 2018, OR SUCH LATER TIME AND DATE TO WHICH THE OFFER IS EXTENDED.

ConvergeOne Holdings, Inc. (the “Company” or “ConvergeOne” or “we”, “us” or “our”) hereby offers to purchase up to 8,936,250 of its outstanding warrants (the “Warrants”) to purchase common stock, par value $0.0001 per share (the “Common Stock”), with an exercise price of $11.50 per share, at a purchase price of $0.95 per Warrant, in cash, without interest (the “Purchase Price”), for an aggregate Purchase Price of up to $8,489,438, upon the terms and subject to certain conditions described in this Offer to Purchase for Cash (the “Offer to Purchase”) and in the related letter of transmittal (“Letter of Transmittal”) (which together, as they may be amended or supplemented from time to time, constitute the “Offer”). Each whole Warrant entitles the registered holder to purchase one share of Common Stock.

The purpose of the Offer is to provide the holders of the Warrants issued in the initial public offering of Forum Merger Corporation in April 2017 the opportunity to tender their Warrants for cash consideration on the terms set forth herein. See “The Offer—Section 2. Purposes of the Offer; Certain Effects of the Offer.”

Only Warrants validly tendered at the Purchase Price prior to the Expiration Date, and not properly withdrawn prior to the Expiration Date, will be purchased pursuant to the Offer. Any Warrants tendered and not purchased pursuant to the Offer will be returned to the tendering Warrant holders at our expense promptly following the Expiration Date (as hereinafter defined). See “The Offer—Section 3. Procedures for Tendering Warrants.”

The Offer is not conditioned on any financing or any minimum number of Warrants being tendered. The Offer is, however, subject to certain other conditions. See “The Offer—Section 2. Purposes of the Offer; Certain Effects of the Offer.”

The Warrants are listed and traded on the Nasdaq Capital Market (“Nasdaq”) under the symbol “CVONW”. On February 23, 2018, the closing price of the Warrants reported on Nasdaq was $0.70 per Warrant. Warrant holders are urged to obtain current market quotations for the Warrants before deciding whether to tender their Warrants pursuant to the Offer. See “The Offer—Section 7. Price Range of Common Stock and Warrants; Dividends.”

None of the Company, the Company’s board of directors, Cowen and Company, LLC (the “Dealer Manager”), Morrow Sodali LLC, the information agent for the Offer (the “Information Agent”), or Continental Stock Transfer & Trust Company, the depositary for the Offer (“Continental” or the “Depositary”), is making any recommendation to you as to whether to tender or refrain from tendering your Warrants pursuant to the Offer. You must make your own decision as to whether to tender your Warrants and, if so, how many Warrants to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including the purposes and effects of the Offer. See “The Offer—Section 2. Purposes of the Offer; Certain Effects of the Offer.” You should discuss whether to tender your Warrants with your own broker or other financial advisor, if any.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved this transaction, or passed upon the merits or fairness of the transaction or the accuracy or adequacy of the information contained in this Offer. Any representation to the contrary is a criminal offense.

Questions and requests for assistance regarding the Offer may be directed to the Information Agent or the Dealer Manager, at their respective telephone numbers and addresses set forth on the back cover of this Offer to Purchase. Requests for additional copies of the Offer to Purchase and the Offer documents may be directed to the Information Agent.

The Dealer Manager for the Offer is:

Cowen

February 26, 2018

i

IMPORTANT

If you desire to tender all or any portion of your Warrants, you must do one of the following before the Offer expires:

•	If your Warrants are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee and have such nominee tender your Warrants for you;

•	If you hold Warrants registered in your own name, you must complete and sign a Letter of Transmittal in accordance with its instructions and deliver it, together with any required signature guarantees, the Warrants and any other documents required by the Letter of Transmittal, to the Depositary at the address shown on the back cover of this Offer to Purchase. Do not send such materials to ConvergeOne or the Information Agent; or

•	If you are an institution participating in The Depository Trust Company, you must tender your Warrants according to the procedure for book-entry transfer described in “The Offer—Section 3. Procedures for Tendering Warrants.

We are not making the offer to, and will not accept any tendered Warrants from any Warrant holder in any U.S. state or other jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make this Offer to Warrant holders in any such U.S. state or other jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Warrants pursuant to the Offer. You should rely only on the information contained in this Offer to Purchase and in the related Letter of Transmittal to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation regarding the Offer, you must not rely upon that recommendation, information or representation as having been authorized by the Company, the Company’s board of directors, the Dealer Manager, the Information Agent, or the Depositary for the Offer. Subject to applicable law (including Rules 13e-4(d)(2) and 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which require that material changes be promptly disseminated to security holders in a manner reasonably designed to inform them of such changes), delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained or incorporated by reference in this Offer to Purchase is correct as of any time after the date of this Offer to Purchase or the respective dates of the documents incorporated herein by reference or that there has been no change in the information included or incorporated by reference herein or in the affairs of ConvergeOne or any of its subsidiaries or affiliates since the date hereof or the respective dates of the documents incorporated herein by reference. See “Summary Term Sheet and Questions and Answers.”

ii

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

This summary term sheet highlights important information regarding the Offer. To understand the Offer fully and for a more complete description of the terms of the Offer, you should carefully read this entire Offer to Purchase and the related Letter of Transmittal that constitute the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics addressed in this Summary Term Sheet.

Securities Subject of the Offer	Up to 8,936,250 Warrants to purchase the Common Stock of ConvergeOne.

Price Offered Per Warrant	$0.95 net to the seller in cash, without interest thereon (the “Purchase Price”).

Scheduled Expiration of Offer	12:00 Midnight, New York City time, at the end of the day on March 23, 2018, unless the Offer is otherwise extended or terminated (the “Expiration Date”).

Parties Making the Offer	ConvergeOne Holdings, Inc. (“ConvergeOne”)

For further information regarding the Offer, see “The Offer.”

The Offer

Who is offering to purchase the Warrants?

ConvergeOne is making an offer to buy your Warrants.

What is the background and purpose of the Offer?

Forum Merger Corporation (“Forum”) was a blank check company incorporated in Delaware on November 17, 2016, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

ConvergeOne is a leading IT services provider of collaboration and technology solutions for large and medium enterprises. ConvergeOne serves its clients through its comprehensive engagement model which includes the full lifecycle of services from consultation and design through implementation, optimization, and ongoing support.

On February 22, 2018, the transactions contemplated by that certain Agreement and Plan of Merger, dated as of November 30, 2017, by and among Forum, FMC Merger Subsidiary Corp., a newly formed Delaware corporation and wholly owned subsidiary of Forum, FMC Merger Subsidiary LLC, a newly formed Delaware limited liability company and wholly owned subsidiary of Forum, C1 Investment Corp., and Clearlake Capital Management III, L.P., in the capacity as the Seller Representative (the “Business Combination”) were consummated, following the approval at the special meeting of the stockholders of Forum held on February 20, 2018 (the “Special Meeting”). In connection with the closing of the Business Combination, Forum changed its name to ConvergeOne Holdings, Inc. A copy of the press release announcing the consummation of the Business Combination is filed as Exhibit 99.1 to our current report on Form 8-K filed with the SEC on February 23, 2018.

For more information about ConvergeOne and the Business Combination, see our registration statement on Form S-4 (File No. 333-221848) filed with the SEC on February 2, 2018.

The purpose of the Offer is to provide Warrant holders the opportunity to tender their Warrants for cash consideration on the terms set forth herein. If the Offer is consummated, our stockholders will be less likely to suffer dilution as a result of the exercise of Warrants, because the Warrants purchased in the Offer will be cancelled. See “The Offer—Section 2. Purposes of the Offer; Certain Effects of the Offer.”

What will happen if I do not tender my Warrants?

Warrant holders who choose not to tender pursuant to the Offer will retain their Warrants on the same terms and conditions that currently apply. See “The Offer—Section 2. Purposes of the Offer; Certain Effects of the Offer.”

How many Warrants are we offering to purchase?

ConvergeOne is offering to purchase all of the outstanding Warrants. See “The Offer—Section 1. Number of Warrants; Purchase Price.”

Is there a maximum number of Warrants that I may tender?

No. We currently intend to purchase any and all Warrants properly tendered but we may elect to purchase none of the Warrants. If we elect to purchase any of the Warrants validly tendered, we will purchase all of the Warrants validly tendered. See “The Offer—Section 1. Number of Warrants; Purchase Price.”

What will be the Purchase Price for the Warrants and what will be the form of payment?

The Purchase Price for the Offer is $0.95 per Warrant, in cash, without interest. All Warrants that we purchase in the Offer will be purchased at the Purchase Price. If you properly tender your Warrants in the Offer, we will pay you the Purchase Price promptly after the Expiration Date. Under no circumstances will we pay interest on the Purchase Price, including but not limited to, by reason of any delay in making payment. See “The Offer—Section 1. Number of Warrants; Purchase Price” and “The Offer—Section 5. Purchase of Warrants and Payment of Purchase Price.”

Are shares of Common Stock included in the Offer?

No. The Offer is only for the outstanding Warrants. You may not tender shares of Common Stock.

How will we pay for the Warrants?

We will pay the Purchase Price for the Warrants by utilizing our existing and available cash resources. See “The Offer—Section 8. Source and Amount of Funds.”

How long do I have to tender my Warrants?

You may tender your Warrants pursuant to the Offer until the Offer expires. The Offer will expire at 12:00 Midnight, New York City time, at the end of the day on March 23, 2018, or such later time and date to which we may extend the Offer. See “The Offer—Section 1. Number of Warrants; Purchase Price” and “The Offer—Section 13. Extension of the Offer; Termination; Amendment.”

If a broker, dealer, commercial bank, trust company or other nominee holds your Warrants, it is likely such nominee has established an earlier deadline for you to act to instruct such nominee to accept the Offer on your behalf. We urge you to contact your nominee to find out the nominee’s deadline. See “The Offer—Section 3. Procedures for Tendering Warrants.”

Can the Offer be extended, amended or terminated?

We may elect to extend or amend any of the terms of the Offer for any reason. If we extend the Offer or amend any of the terms of the Offer, we will delay the acceptance of any Warrants that have been tendered pursuant to the Offer prior to such extension. If we increase or decrease the price to be paid for Warrants from

$0.95 per Warrant, then the Offer must remain open for at least ten business days following the date that notice of the increase or decrease is first published, sent or given. We can also terminate the Offer under certain circumstances. See “The Offer—Section 6. Conditions of the Offer” and “The Offer—Section 13. Extension of the Offer; Termination; Amendment.”

How will I be notified if the Offer is extended or amended?

If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. We will announce any amendment to the Offer by making a public announcement of the amendment. See “The Offer—Section 13. Extension of the Offer; Termination; Amendment.”

How do I tender my Warrants?

If you desire to tender all or any portion of your Warrants prior to the Expiration Date, you must do one of the following:

•	If your Warrants are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee and have such nominee tender your Warrants for you;

•	If you hold Warrants registered in your own name, you must complete and sign a Letter of Transmittal in accordance with its instructions and deliver it, together with any required signature guarantees, the Warrants and any other documents required by the Letter of Transmittal, to the Depositary; or

•	If you are an institution participating in The Depository Trust Company, you must tender your Warrants according to the procedure for book-entry transfer described in “The Offer—Section 3. Procedures for Tendering Warrants.”

You may contact the Information Agent, the Dealer Manager, or your broker, dealer, commercial bank, trust company or other nominee holding your Warrants for assistance. The contact information for the Information Agent and the Dealer Manager is set forth on the back cover of this Offer to Purchase.

Until what time can I withdraw previously tendered Warrants?

You may withdraw your tendered Warrants at any time before the Expiration Date and, unless accepted for payment by us pursuant to the Offer. See “The Offer—Section 4. Withdrawal Rights.”

How do I withdraw Warrants previously tendered?

If you hold Warrants registered in your own name you must deliver on a timely basis a written notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of Warrants to be withdrawn and the name of the registered holder of such Warrants. Some additional requirements apply if the Warrants to be withdrawn have been delivered to the Depositary or if your Warrants have been tendered under the procedure for book-entry transfer set forth in “The Offer—Section 3. Procedures for Tendering Warrants.” If your Warrants are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee to withdraw your Warrants. It is possible they have an earlier deadline for you to act to instruct them to withdraw Warrants on your behalf.

Has ConvergeOne or its board of directors adopted a position on the Offer?

ConvergeOne, its board of directors, the Information Agent, the Dealer Manager, the Depositary and their respective affiliates are not making any recommendation to you as to whether you should tender or refrain from tendering your Warrants pursuant to the Offer. You must make your own decision as to whether to tender your Warrants and, if so, how many Warrants to tender. In doing so, you should read carefully the information in this Offer to Purchase and the related Letter of Transmittal. You should discuss whether to tender your Warrants with your own broker or other financial advisor, if any. See “The Offer—Section 2. Purposes of the Offer; Certain Effects of the Offer.”

When will ConvergeOne pay for the Warrants I tender that are accepted for purchase?

ConvergeOne will pay the Purchase Price in cash, without interest, for the Warrants accepted promptly following the Expiration Date. The Depositary will act as your agent and will transmit to you the payment for all of your Warrants accepted for payment. See “The Offer—Section 5. Purchase of Warrants and Payment of Purchase Price.”

What is the recent market price for the Warrants?

On February 23, 2018, the most recent practicable date prior to the date of this Offer to Purchase, the closing price of the Warrants reported on Nasdaq was $0.70 per Warrant. You are urged to obtain current market quotations for the Warrants before deciding whether to tender your Warrants. See “The Offer—Section 7. Price Range of Common Stock and Warrants; Dividends.”

Will I have to pay brokerage fees and commissions if I tender my Warrants?

If you are a registered Warrant holder and you tender your Warrants directly to the Depositary, you will not incur any brokerage fees or commissions.

If you hold your Warrants through a broker, dealer, commercial bank, trust company or other nominee and such nominee will tender Warrants on your behalf, such nominee may charge you a fee for doing so. We urge you to consult your nominee to determine whether any charges will apply. See “The Offer—Section 3. Procedures for Tendering Warrants.”

What are the U.S. federal income tax consequences if I tender my Warrants?

The receipt of cash for your tendered Warrants generally will be treated for U.S. federal income tax purposes as a taxable sale of the Warrants so tendered. See “The Offer—Section 10. Material U.S. Federal Income Tax Consequences.”

Whom do I contact if I have questions about the Offer?

For additional information or assistance, you may contact Morrow Sodali LLC, the Information Agent, or Cowen and Company, LLC, the Dealer Manager, at their respective telephone numbers and addresses set forth on the back cover of this Offer to Purchase. Requests for additional copies of the Offer to Purchase, the Letter of Transmittal and the other Offer documents may be directed to Morrow Sodali LLC, the Information Agent.

RISK FACTORS

You should carefully consider the following risk factors in addition to the other information included in this Offer to Purchase before you decide whether to tender Warrants in the Offer. We caution you not to place undue reliance on the forward-looking statements contained in this Offer to Purchase, which speak only as of the date of this Offer to Purchase. Risk factors related to our business, results of operations and financial condition can be found in our Registration Statement on Form S-4 (File No. 333-221848), filed with the SEC on February 2, 2018.

There is no guarantee that your decision whether or not to tender your Warrants will put you in a better future economic position.

We can give no assurance as to the price at which a Warrant holder may be able to sell its Warrants in the future following the completion of the Offer. The result of the Business Combination may cause an increase in the prices of the Warrants and shares underlying the Warrants, and may cause you to realize a lower value now than you might realize in the future had you not agreed to tender your Warrants in the Offer. Similarly, if you do not tender your Warrants, you will continue to bear the risk of ownership of your Warrants and there can be no assurance that you can sell your Warrants in the future for a greater amount than the Purchase Price. You should consult your own individual tax and/or financial advisor for assistance on how this may affect your individual situation.

There is no guarantee that the Warrants will ever be in the money and they may expire worthless.

The exercise price for the Warrants is $11.50 per share. There is no guarantee that the Warrants will ever be in the money prior to their expiration, and as such, the Warrants may expire worthless.

A market for the Warrants may not develop, which would adversely affect the liquidity and price of the Warrants.

The price of the Warrants may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for the Warrants may never develop or, if developed, it may not be sustained. In addition, the price of the Warrants can vary due to general economic conditions and forecasts, ConvergeOne’s general business condition and the release of its financial reports. Additionally, if the Warrants become delisted from Nasdaq for any reason, and are quoted on the Over-the-Counter Bulletin Board, an inter-dealer automated quotation system for equity securities not included in a securities exchange, the liquidity and price of the Warrants may be more limited than if the Warrants were quoted or listed on Nasdaq or another national exchange. You may be unable to sell your Warrants unless a market can be established or sustained.

In the event that a significant number of Warrants are tendered in the Offer and cancelled, the remaining Warrants may become less liquid.

If a significant number of Warrants are tendered in the Offer and cancelled, ConvergeOne may be left with a significantly smaller number of Warrant holders. As a result, the number of Warrants and available for trading in the securities markets following the Offer will be reduced, which may reduce the volume of trading in the Warrants and may result in lower market prices and reduced liquidity in the trading of the Warrants.

We have not registered the shares of our Common Stock issuable upon exercise of the Warrants under the Securities Act or states securities laws at this time, and such registration may not be in place when an investor desires to exercise Warrants, thus precluding such investor from being able to exercise its Warrants and causing such Warrants to expire worthless.

We have not registered the shares issuable upon exercise of the Warrants under the Securities Act or any state securities laws at this time. If the shares issuable upon exercise of the Warrants are not registered under the

Securities Act, we will be required to permit holders to exercise their Warrants on a cashless basis under certain circumstances specified in the warrant agreement. However, no Warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, unless an exemption is available. In no event will we be required to issue cash, securities or other compensation in exchange for the Warrants in the event that we are unable to register or qualify the shares underlying the Warrants under the Securities Act or applicable state securities laws. If the issuance of the shares upon exercise of the Warrants is not so registered or qualified, the holder of such Warrant shall not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless.

Should any approval or other action be required, we are unable to predict whether we will delay the acceptance for payment of or payment for Warrants tendered pursuant to the Offer pending the outcome of any such matter.

We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of the Warrants pursuant to the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Warrants pursuant to the Offer. Should any approval or other action be required, we are unable to predict whether we will delay the acceptance for payment of or payment for Warrants tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.

THE OFFER

Section 1. Number of Warrants; Purchase Price.

Number of Warrants

Upon the terms and subject to certain conditions of the Offer, we will purchase a maximum of 8,936,250 Warrants, or such lesser number of Warrants validly tendered and not properly withdrawn, in accordance with “The Offer—Section 4. Withdrawal Rights”, before the Expiration Date, at a price of $0.95 per Warrant, in cash, without interest, for an aggregate Purchase Price of up to $8,489,438.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the Warrants and will be furnished to each broker, dealer, commercial bank, trust company or other nominee holders of Warrants and similar persons whose names, or the names of whose nominees, appear on ConvergeOne’s Warrant holders list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Warrants.

The Offer will expire at 12:00 Midnight, New York City time, at the end of the day on March 23, 2018, or such later time and date to which we may extend the Offer. Only Warrants validly tendered and not properly withdrawn will be purchased pursuant to the Offer. All Warrants tendered and not purchased pursuant to the Offer will be returned to the tendering Warrant holders at our expense promptly following the Expiration Date. See “The Offer—Section 13. Extension of the Offer; Termination; Amendment.”

The Offer is not conditioned on any minimum number of Warrants being tendered. However, we may elect to purchase none of the Warrants tendered to us. If we elect to purchase any of the Warrants validly tendered to us, we will purchase all of the Warrants validly tendered. The Offer is, however, subject to certain other conditions. See “The Offer—Section 2. Purposes of the Offer; Certain Effects of the Offer” and “The Offer—Section 6. Conditions of the Offer.”

Purchase Price

The Purchase Price is $0.95 per Warrant, in cash, without interest. We expressly reserve the right, in our sole discretion, to increase the Purchase Price, subject to applicable law. See “The Offer—Section 13. Extension of the Offer; Termination; Amendment.”

If we increase or decrease the price to be paid for Warrants from $0.95 per Warrant, then the Offer must remain open for at least ten business days following the date that notice of the increase or decrease is first published, sent or given. For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. See “The Offer—Section 13. Extension of the Offer; Termination; Amendment.”

Section 2. Purposes of the Offer; Certain Effects of the Offer.

None of the Company, the Company’s board of directors, the Dealer Manager, the Information Agent, or the Depositary is making any recommendation to you as to whether to tender or refrain from tendering your Warrants pursuant to the Offer. You must make your own decision as to whether to tender your Warrants pursuant to the Offer and, if so, how many Warrants to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including the purposes and effects of the Offer. You should discuss whether to tender your Warrants with your own broker or other financial advisor, if any.

Purposes of the Offer

As of February 23, 2018, we had 8,936,250 issued and outstanding Warrants, each to purchase one share of Common Stock at an exercise price of $11.50 per share. The Offer provides Warrant holders with an opportunity to obtain liquidity for their Warrants. The Offer also reduces the potential dilution to the holders of our Common Stock that may result from the exercise of the Warrants.

Only Warrants properly tendered at the Purchase Price, and not properly withdrawn, will be purchased pursuant to the Offer. All Warrants tendered and not purchased pursuant to the Offer will be returned to the tendering Warrant holders at our expense promptly following the Expiration Date. See “The Offer—Section 3. Procedures for Tendering Warrants” below.

Certain Effects of the Offer

We expect approximately $8.5 million will be required to purchase the Warrants in the Offer if the Offer is fully subscribed at the Purchase Price of $0.95 per Warrant. The purchase of Warrants tendered in the Offer will be funded by us from existing and available cash resources.

The Warrants acquired by us pursuant to the Offer will be cancelled.

Other Plans

Except as otherwise disclosed in this Offer to Purchase, including in “The Offer—Section 11. Information Concerning ConvergeOne,” we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving our company;

•	any purchase, sale or transfer of a material amount of our assets;

•	any material change in our present indebtedness or capitalization;

•	any change in our present board of directors or management;

•	any other material change in our business;

•	any class of our equity securities becoming eligible to be delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of any material amount of additional securities of our company, or the disposition of any material amount of securities of our company; or

•	any changes to our certificate of incorporation.

Notwithstanding the foregoing, we reserve the right to change our plans and intentions at any time, as we deem appropriate.

Section 3. Procedures for Tendering Warrants.

Valid Tender of Warrants

For a Warrant holder to make a valid tender of Warrants under the Offer, the Depositary must receive, at its address set forth on the back cover of this Offer to Purchase, and prior to the Expiration Date, Warrant certificates for the Warrants you wish to tender, or confirmation of receipt of the Warrants pursuant to the procedure for book-entry transfer described below, together with a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other required documents.

If a broker, dealer, commercial bank, trust company or other nominee holds your Warrants, you must contact such nominee to tender your Warrants. It is likely your nominee has an earlier deadline for you to act to instruct the nominee to tender Warrants on your behalf. We urge Warrant holders who hold Warrants through nominees to consult their nominees to determine whether transaction costs may apply if Warrant holders tender Warrants through their nominees.

Signature Guarantees

No signature guarantee will be required on a Letter of Transmittal if:

(i)	the registered holder of the Warrants (including any participant in DTC whose name appears on a security position listing as the owner of the Warrants) tendered has not completed either the box titled “Special Delivery Instructions” or the box titled “Special Payment Instructions” on the Letter of Transmittal; or

(ii)	Warrants are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution”, as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “eligible institution”). See Instruction 1 to the Letter of Transmittal.

Except as described above, all signatures on any Letter of Transmittal for Warrants tendered must be guaranteed by an eligible institution. If a Warrant certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Warrants not purchased or tendered are to be issued and returned, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate instruments of transfer, in either case signed exactly as the name of the registered holder or owner appears on the certificate, with the signatures on the certificate guaranteed by an eligible institution.

In all cases, payment for Warrants tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of Warrant certificates (or a timely confirmation of the book-entry transfer of the Warrants into the Depositary’s account at DTC, as described above), a properly completed and duly executed Letter of Transmittal including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

Method of Delivery

The method of delivery of all documents, including Warrant certificates, the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering holder. Warrants will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, we recommend registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Delivery

For purposes of the Offer, the Depositary will establish an account with respect to the Warrants at DTC within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Warrants by causing DTC to transfer those Warrants into the Depositary’s account in accordance with DTC’s procedures for that transfer. Although delivery of Warrants may be effected through a book-entry transfer into the Depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal with any required signature guarantees, or an Agent’s Message, and any other required documents must be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase before the Expiration Date.

The confirmation of a book-entry transfer of Warrants into the Depositary’s account at DTC is referred to herein as “book-entry confirmation”. Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that DTC has received an express acknowledgement from the DTC participant tendering Warrants that such DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the DTC participant.

Return of Unpurchased Warrants

If any tendered Warrants are not purchased, or if less than all Warrants evidenced by a Warrant holder’s certificates are tendered, certificates for unpurchased Warrants will be returned promptly after the expiration or termination of the Offer or, in the case of Warrants tendered by book-entry transfer at DTC, the Warrants will be credited to the appropriate account maintained by the tendering Warrant holder at DTC, in each case without expense to the Warrant holder.

Tendering Warrant Holders’ Representations and Warranties; Tender Constitutes an Agreement

It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender Warrants for such person’s own account unless at the time of tender and at the Expiration Date such person has a “net long position”, within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the Warrants or equivalent securities at least equal to the Warrants being tendered and will deliver or cause to be delivered such Warrants for the purpose of tendering to us within the period specified in the Offer. A tender of Warrants made pursuant to any method of delivery set forth herein will constitute the tendering Warrant holder’s acceptance of the terms and conditions of the Offer, as well as the tendering Warrant holder’s representation and Warranty to us that (i) such Warrant holder has a “net long position”, within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the Warrants or equivalent securities being tendered, and (ii) such tender of Warrants complies with Rule 14e-4.

A tender of Warrants made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering Warrant holder has full power and authority to tender, sell, assign and transfer the Warrants tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the Warrants, and the same will not be subject to any adverse claim or right. Any such tendering Warrant holder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Warrants tendered, all in accordance with the terms of the Offer.

All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering Warrant holder and shall not be affected by, and shall survive, the death or incapacity of such tendering Warrant holder.

A tender of Warrants made pursuant to any method of delivery set forth herein will also constitute an acknowledgement by the tendering Warrant holder that: (i) the Offer is discretionary and may be extended, modified, suspended or terminated by us as provided herein; (ii) such Warrant holder is voluntarily participating in the Offer; (iii) the future value of the Warrants is unknown and cannot be predicted with certainty; (iv) such Warrant holder has received this Offer to Purchase; (v) such Warrant holder is not relying on the Company, the Information Agent or the Depositary for tax or financial advice with regard to how the Offer will impact the tendering Warrant holder’s specific situation; (vi) any foreign exchange obligations triggered by such Warrant holder’s tender of Warrants or receipt of proceeds are solely his, her or its responsibility; (vii) regardless of any action that we take with respect to any or all income/capital gains tax, social security or insurance tax, transfer tax or other tax-related items (“Tax Items”) related to the Offer and the disposition of Warrants, such Warrant holder acknowledges that the ultimate liability for all Tax Items is and remains his, her or its sole responsibility; and (viii) such Warrant holder has a “net long position,” within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the Warrants or equivalent securities at least equal to the Warrants being tendered, and the tender of Warrants complies with Rule 14e-4. In that regard, a tender of Warrants shall authorize us to withhold all applicable Tax Items potentially payable by a tendering Warrant holder. Our acceptance for payment of Warrants tendered pursuant to the Offer will constitute a binding agreement between the tendering Warrant holder and us upon the terms and subject to certain conditions of the Offer.

Determination of Validity; Rejection of Warrants; Waiver of Defects; No Obligation to Give Notice of Defects

All questions as to the number of Warrants to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of Warrants will be determined by us, in our sole discretion, and our determination will be final and binding on all parties, except as finally determined in a subsequent judicial proceeding in a court of competent jurisdiction if our determinations are challenged by Warrant holders. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any conditions of the Offer with respect to all tendered Warrants or waive any defect or irregularity in any tender with respect to any particular Warrants or any particular Warrant holder whether or not we waive similar defects or irregularities in the case of other Warrant holders. No tender of Warrants will be deemed to have been validly made until all defects or irregularities have been cured or waived. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Warrants. None of the Company, the Information Agent, the Depositary or any other person will be obligated to give notification of defects or irregularities in tenders or incur any liability for failure to give notification. Our interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all parties, subject to a Warrant holder’s right to challenge our determination in a court of competent jurisdiction. By tendering Warrants, you agree to accept all decisions we make concerning these matters and waive any rights you might otherwise have to challenge those decisions.

Section 4. Withdrawal Rights.

You may withdraw Warrants that you have previously tendered pursuant to the Offer at any time prior to the Expiration Date. Except as this “Section 4. Withdrawal Rights” otherwise provides, tenders of Warrants are irrevocable.

For a withdrawal to be effective, a written notice of withdrawal must (i) be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and (ii) specify the name of the person having tendered the Warrants to be withdrawn, the number of Warrants to be withdrawn and the name of the registered holder of the Warrants to be withdrawn, if different from the name of the person who tendered the Warrants. To be effective, a notice of withdrawal must be in written, telegraphic or telex form.

If a Warrant holder has used more than one Letter of Transmittal or has otherwise tendered Warrants in more than one group of Warrants, the Warrant holder may withdraw Warrants using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

If Warrant certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the Warrant holder must submit the serial numbers shown on those certificates to the Depositary and, unless an eligible institution has tendered those Warrants, an eligible institution must guarantee the signatures on the notice of withdrawal. If Warrants have been delivered in accordance with the procedures for book-entry transfer described in “The Offer—Section 3. Procedures for Tendering Warrants”, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Warrants and must otherwise comply with DTC’s procedures.

Withdrawals of tenders of Warrants may not be rescinded, and any Warrants properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn Warrants may be retendered at any time prior to the Expiration Date by again following one of the procedures described in “The Offer—Section 3. Procedures for Tendering Warrants.”

All questions as to the form and validity, including the time of receipt, of notices of withdrawal, will be determined by us, in our sole discretion, and our determination will be final and binding on all parties, except as finally determined in a subsequent judicial proceeding in a court of competent jurisdiction if our determinations are challenged by Warrant holders. We reserve the absolute right to waive any defect or irregularity in the withdrawal of Warrants by any Warrant holder, whether we waive similar defects or irregularities in the case of other Warrant holders. None of the Company, the Information Agent, the Depositary or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any notice.

If we extend the Offer, are delayed in our purchase of Warrants or are unable to purchase Warrants under the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Warrants on our behalf. Such Warrants may not be withdrawn except to the extent tendering Warrant holders are entitled to withdrawal rights as described in this “Section 4. Withdrawal Rights.” Our reservation of the right to delay payment for Warrants which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the Warrants tendered promptly after termination or withdrawal of a tender offer.

Section 5. Purchase of Warrants and Payment of Purchase Price.

Promptly following the Expiration Date, we (i) will determine which Warrant holders validly tendered Warrants and (ii) will accept for payment and pay for (and thereby purchase) up to 8,936,250 Warrants validly tendered and not properly withdrawn before the Expiration Date.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased) Warrants that are validly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Warrants for payment pursuant to the Offer.

In all cases, on the terms and subject to the conditions of this Offer, payment for Warrants tendered and accepted for payment in the Offer will be made promptly, but only after timely receipt by the Depositary of certificates for Warrants, or a timely book-entry confirmation of Warrants into the Depositary’s account at the DTC, a properly completed and duly executed Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any other required documents.

We will pay for Warrants purchased in the Offer by authorizing the release of the aggregate Purchase Price for such Warrants from the trust account to the Depositary, which will act as agent for tendering Warrant holders for the purpose of receiving payment from us and transmitting payment to tendering Warrant holders.

Certificates for all Warrants tendered and not purchased will be returned or, in the case of Warrants tendered by book-entry transfer, will be credited to the account maintained with DTC by the broker/dealer participant who delivered the Warrants, to the tendering Warrant holder at our expense promptly after the Expiration Date or termination of the Offer, without expense to the tendering Warrant holders.

Under no circumstances will we pay interest on the Purchase Price, including, but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Warrants in the Offer.

We urge Warrant holders who hold Warrants through a broker, dealer, commercial bank, trust company or other nominee to consult their nominee to determine whether transaction costs are applicable if they tender Warrants through their nominee and not directly to the Depositary.

Section 6. Conditions of the Offer.

Notwithstanding any other provision of the Offer, we will not accept for payment, purchase or pay for any Warrants tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Warrants tendered, subject to the rules under the Exchange Act, if at any time on or after the commencement of the Offer and before the Expiration Date, there has been instituted or is pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that (i) directly or indirectly challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the Offer, the acquisition of some or all of the Warrants pursuant to the Offer or (ii) in our reasonable judgment and regardless of the circumstances giving rise to the event or events (other than any action or omission to act by us), makes it inadvisable to proceed with the Offer or with acceptance for payment.

The conditions referred to above are for our sole benefit with respect to the Offer and may be asserted by us regardless of the circumstances (other than any action or omission to act by us) giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our discretion until the Offer shall have expired or been terminated. Our failure at any time to exercise the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time until the Offer shall have expired or been terminated. However, once the Offer has expired, then all of the conditions to the Offer must have been satisfied or waived. In certain circumstances, if we waive the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties.

Section 7. Price Range of Common Stock and Warrants; Dividends.

Forum’s Class A Common Stock and Warrants were previously listed on Nasdaq under the symbols “FMCI” and “FMCIW”, respectively. Forum’s Class A Common Stock and Warrants each commenced separate public trading on May 2, 2017. Upon the closing of the Business Combination on February 22, 2018 the Class A Common Stock was renamed Common Stock. Since February 23, 2018, our Common Stock and Warrants have been listed on Nasdaq under the symbols “CVON,” and “CVONW,” respectively.

The following table includes the high and low bid prices for our Common Stock and Warrants for the periods presented.

	Common Stock		Warrants
Period	High	Low	High	Low
2018:
First Quarter(1)	$10.83	$8.01	$0.98	$0.65
2017:
Fourth Quarter	10.66	9.67	0.7489	0.28
Third Quarter	9.75	9.50	0.4799	0.21
Second Quarter(2)	9.75	9.65	0.61	0.391

(1)	Through February 23, 2018.
(2)	Commencing on May 2, 2017.

As of February 23, 2018, the closing prices of the Common Stock and Warrants were $8.00 and $0.70, respectively.

You should evaluate current market quotes and trading volume for the Warrants, among other factors, before deciding whether or not to accept the Offer.

Dividends

Forum did not paid any cash dividends on its Class A Common Stock.

We intend to adopt a stated dividend policy pursuant to which we will use our commercially reasonable efforts to declare and pay a dividend in such amount as to provide an annual dividend yield to our stockholders of at least one percent (1%), subject to the determination by our board of directors (i) that such dividend payment is permitted by applicable law, (ii) that we have a sufficient amount of unrestricted cash to make such dividend payment and still satisfy our existing liabilities and have sufficient reserves for future contingencies or future needs of our business, and (iii) we are in compliance with the terms of our current credit facilities and any future indebtedness.

Prior Public Offerings

Registration statements on Form S-1 (File No. 333-216842 and 217187) relating to the initial public offering (the “IPO”) of Forum were declared effective by the SEC on April 6, 2017, or became automatically effective upon filing. On April 12, 2017, Forum consummated its IPO of 15,000,000 units (the “Units”) at $10.00 per Unit, generating gross proceeds of $150,000,000. Simultaneously with the closing of the IPO, Forum sold an additional 555,000 Units (the “Placement Units”) at a price of $10.00 per Unit, in a private placement to Forum Investors I, LLC (the “Sponsor”), generating gross proceeds of $5,550,000. In addition, at the closing of the IPO, Forum issued 150,000 shares of Class A Common Stock to Earlybird Capital, the underwriter for the IPO, and certain other related parties. Each Unit consisted of one Right, one-half of one Warrant and one share of Class A Common Stock. Each Right entitled the holder to receive one-tenth (1/10) of one share of Class A Common Stock upon the consummation of an initial business combination.

Following the closing of the IPO on April 12, 2017, an amount of $151,500,000 ($10.10 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of Placement Units to the Sponsor was placed in a trust account to be held until the earlier of: (i) the consummation of a business combination or (ii) the distribution of the trust account.

On April 18, 2017, in connection with the underwriters’ exercise of their over-allotment option to purchase additional Units in full, Forum consummated the sale of an additional 2,250,000 Units, and the sale of an additional 67,500 Placement Units to the Sponsor, in each case at $10.00 per Unit, generating total additional gross proceeds of $23,175,000. In addition, Forum issued 22,500 shares of Class A Common Stock to the underwriters for no additional consideration. Following the closing of the IPO, an additional $22,725,000 of net proceeds ($10.10 per Unit) was placed in the trust account, resulting in $174,225,000 ($10.10 per Unit) held in the trust account.

On February 20, 2018, at a special meeting of the stockholders of Forum, the holders of 16,940,909 shares of Class A Common Stock sold in the IPO exercised their right to redeem those shares to cash at a price of $10.154326 per share, for an aggregate of approximately $172 million.

Prior Stock Purchases

None.

Section 8. Source and Amount of Funds.

We expect $8,489,438 will be required to purchase the Warrants in the Offer if all outstanding Warrants are tendered in the Offer is fully subscribed at the Purchase Price of $0.95 per Warrant. The purchase of Warrants tendered in the Offer, together with associated fees and expenses, will be funded by us from our existing and available cash resources.

Section 9. Interests of Directors and Executive Officers.

Our directors and executive officers are as set forth in “The Offer—Section 11. Information Concerning ConvergeOne.”

The following table shows the number of Warrants beneficially owned as of February 23, 2018, by each of our directors and executive officers and by all such persons as a group. The business address of each of the individuals is c/o ConvergeOne Holdings, Inc. 3344 Highway 149 Eagan, MN 55121.

Name	Number of Warrants Owned	Percentage of Total Warrants Outstanding	Cash to be Received in the Offer
John A. McKenna, Jr.	—	—	$—
Jeffrey Nachbor	—	—	—
Paul Maier	—	—	—
John F. Lyons	—	—	—
David Boris	12,500	*	11,875
Richard Katzman	7,500	*	7,125
Keith W. F. Bradley	—	—	—
Behdad Eghbali	—	—	—
José E. Feliciano	—	—	—
Christopher Jurasek	—	—	—
Prashant Mehrotra	—	—	—
James Pade	—	—	—
Timothy J. Pawlenty	—	—	—
All directors and executive officers as a group (13 persons)	20,000	*	19,000

*	represents less than 1% of outstanding Warrants

Participation in the Offer

We expect our directors will tender the Warrants they hold pursuant to the Offer.

Recent Transactions in Warrants

Based on our records and the information provided to us by the Sponsor and our directors and executive officers, neither the Sponsor, nor any of our or its respective directors, officers, associates or majority-owned subsidiaries, has purchased any Warrants in the past two years or effected any transactions in the Warrants in the past 60 days. In connection with the consummation of the Business Combination, the Sponsor distributed all of the Warrants it held to its members, including Warrants exercisable for 12,500 and 7,500 shares of our Common Stock, to each of David Boris and Richard Katzman, respectively, who are members of our board of directors. In accordance with their terms, all units, consisting of one share of class A common stock, one right and one-half of one Warrant issued previously by Forum in connection with its IPO, were separated upon the consummation of the Business Combination.

A more complete description of the prior securities of Forum are described in section titled “Description of Securites of Forum” in our registration statement on Form S-4 (File No. 333-221848) as filed with the SEC on February 2, 2018.

Section 10. Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the Offer to U.S. Holders and Non-U.S. Holders (each as defined below) of Warrants. The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of the Warrants that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a beneficial owner of the Warrants is not described above as a U.S. Holder and is not an entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes, such owner will be considered a “Non-U.S. Holder.” The material U.S. federal income tax consequences applicable specifically to Non-U.S. Holders are described below under the heading “Non-U.S. Holders.”

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this discussion considers only holders that own the Warrants as capital assets within the meaning of Section 1221 of the Code, and does not address the potential application of the alternative minimum tax. In addition, this discussion does not address the U.S. federal income tax consequences to holders that are subject to special rules, including:

•	financial institutions or financial services entities;

•	broker-dealers;

•	taxpayers that are subject to the mark-to-market accounting rules under Section 475 of the Code;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	certain former citizens or former long-term residents of the United States;

•	persons that actually or constructively own 5 percent or more of our shares;

•	persons that acquired our Warrants in connection with employee share incentive plans or otherwise as compensation;

•	persons that hold the Warrants as part of a straddle, constructive sale, hedging, conversion or other integrated transaction; or

•	persons whose functional currency is not the U.S. dollar.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of the Warrants. Additionally, this discussion does not consider the tax treatment of partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) or other pass-through entities or persons who hold the Warrants through such entities. If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of the Warrants, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership.

We have not sought, and will not seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the descriptions herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

THIS DISCUSSION IS ONLY A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER TO HOLDERS OF OUR WARRANTS. EACH HOLDER OF WARRANTS IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND ANY APPLICABLE TAX TREATIES.

U.S. Holders

Non-Participation in the Tender Offer

Warrant holders who do not tender any of their Warrants in the Offer will not recognize any gain or loss for U.S. federal income tax purposes solely as a result of the consummation of the Offer.

Exchange of Warrants Pursuant to the Offer

The exchange of Warrants for cash pursuant to the Offer will be a taxable sale of the Warrants for U.S. federal income tax purposes. A U.S. Holder will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. Holder’s adjusted tax basis in the Warrants. A U.S. Holder’s adjusted tax basis in the Warrants generally will equal the U.S. Holder’s acquisition cost of the Warrants, and if the U.S. Holder purchased a Unit consisting of shares of Common Stock, Rights and Warrants, the cost of such Unit must be allocated between the shares of Common Stock, Right and the Warrants that comprised such Unit based on their relative fair market values at the time of the purchase. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the Warrants exceeds one year. A U.S. Holder must calculate gain or loss separately for each block of Warrants exchanged pursuant to the Offer (generally, Warrants acquired at the same cost in a single transaction). Long-term capital gain recognized by a non-corporate U.S. Holder may be eligible for reduced rates of tax. The deduction of capital losses is subject to limitations. Special rules may apply to losses realized by a U.S. Holder upon a taxable disposition of Warrants if, within a period beginning 30 days before the date of such disposition and ending 30 days after such date, such U.S. Holder has acquired (by purchase or by an exchange on which the entire amount of gain or loss was recognized), or has entered into a contract or option so to acquire, substantially identical stock or securities (including shares of Common Stock).

Medicare Contribution Tax

U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally will be subject to a 3.8% Medicare contribution tax on unearned income, including, among other things, capital gains from the sale or other taxable disposition of securities, subject to certain limitations and exceptions. U.S. Holders should consult their own tax advisors regarding the effect, if any, of such tax on their disposition of the Warrants.

Non-U.S. Holders

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain or loss attributable to a sale or other disposition of Warrants unless such gain or loss is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale or other disposition and certain other conditions are met (in which case, any gain from United States sources, such as any gain recognized on a disposition of Warrants, generally is subject to tax at a 30% rate or a lower applicable tax treaty rate).

Gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to U.S. federal income tax (but not the Medicare contribution tax) at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Backup Withholding and Information Reporting

In general, information reporting for U.S. federal income tax purposes should apply to the proceeds from sales and other dispositions of Warrants by a U.S. Holder to or through a U.S. office of a broker. Payments made (and sales and other dispositions effected at an office) outside the United States will be subject to information reporting in limited circumstances.

In addition, backup withholding of U.S. federal income tax, currently at a rate of 24%, generally will apply to proceeds from sales and other dispositions of Warrants by a U.S. Holder who:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that backup withholding is required; or

•	fails to comply with applicable certification requirements.

A Non-U.S. Holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

We will withhold all taxes required to be withheld by law from any amounts otherwise payable to any holder of Warrants, including tax withholding required by the backup withholding rules. Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the requisite information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

Section 11. Information Concerning ConvergeOne

General

Directors and Executive Officers

Our current executive officers and directors are set forth in the following table:

Name	Age	Position(s)
John A. McKenna, Jr.	62	President and Chief Executive Officer and Chairman of the Board
Jeffrey Nachbor	53	Chief Financial Officer
Paul Maier	58	President, Services Organization
John F. Lyons	64	President, Field Organization
David Boris	57	Director
Richard Katzman	61	Director
Keith W.F. Bradley	54	Director
Behdad Eghbali	41	Director
José E. Feliciano	44	Director
Christopher Jurasek	52	Director
Prashant Mehrotra	40	Director
James Pade	33	Director
Timothy J. Pawlenty	57	Director

The address of each director and executive officer is c/o ConvergeOne Holdings, Inc. 3344 Highway 149 Eagan, MN 55121.

During the last five years, none of our directors or executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Each executive officer and director is a citizen of the United States.

Summary of the Warrants

There are 8,936,250 Warrants outstanding. Each whole Warrant entitles the registered holder to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on April 12, 2018. Pursuant to the Warrant agreement, a Warrant holder may exercise his, her or its Warrants only for a whole number of shares of Common Stock. This means that only a whole Warrant may be exercised at any given time by a Warrant holder. No Warrants are exercisable for cash unless the Company has an effective and current registration statement covering the shares of Common Stock issuable upon exercise of the Warrants and a current prospectus relating to such shares of Common Stock.

Notwithstanding the foregoing, if a registration statement covering the shares of Common Stock issuable upon exercise of the Warrants is not effective by May 26, 2018, Warrant holders may, until such time as there is an effective registration statement and during any period when we have failed to maintain an effective registration statement, exercise Warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their Warrants on a cashless basis. In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the Fair

Market Value (defined below) by the Fair Market Value. The “Fair Market Value” for this purpose will mean the average reported last sale price of the shares of Common Stock for the five trading days ending on the trading day prior to the date of exercise. The Warrants will expire on February 22, 2023, at 5:00 p.m., New York City time, the five year anniversary of our Business Combination, or earlier upon redemption or liquidation.

The Warrants we issued to the Sponsor and its officers, directors or their affiliates at the time of Forum’s initial public offering was in payment of working capital loans made to Forum and are identical to the other Warrants issued in Forum’s initial public offering, except that such Warrants are exercisable for cash or on a cashless basis, at the holder’s option, and are not redeemable by us, in each case so long as they are still held by the Sponsor or their affiliates. With respect to any Warrants held by the Sponsor and its permitted transferees, ConvergeOne intends to waive any contractual restrictions on the transfer of such Warrants in connection with the tender of any such Warrants in connection with the Offer.

We may call the Warrants for redemption, in whole and not in part, at a price of $0.01 per Warrant,

•	at any time during the exercise period;

•	upon not less than 30 days’ prior written notice of redemption to each Warrant holder;

•	if, and only if, the reported last sale price of the shares of common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to Warrant holders; and

•	if, and only if, there is a current registration statement in effect with respect to the shares of Common Stock underlying such Warrants.

The right to exercise will be forfeited unless the Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a Warrant will have no further rights except to receive the redemption price for such holder’s Warrant upon surrender of such Warrant.

If we call the Warrants for redemption as described above, we will have the option to require all holders that wish to exercise Warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the Fair Market Value (defined below) by (y) the Fair Market Value. The “Fair Market Value” shall mean the average reported last sale price of the shares of Common Stock for the five trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants.

The Warrants are issued in registered form under a warrant agreement between Continental, as warrant agent, and us. The warrant agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of at least 50% of the then outstanding Warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of shares of Common Stock issuable on exercise of the Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the Warrants will not be adjusted for issuances of shares of Common Stock at a price below their respective exercise prices.

The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of Continental, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The Warrant holders do not have the rights or privileges of holders of shares of Common Stock and any voting rights until they exercise their Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Under the terms of the warrant agreement, we have agreed to use our best efforts to have declared effective a prospectus relating to the shares of Common Stock issuable upon exercise of the Warrants and keep such prospectus current until the expiration of the Warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the shares of Common Stock issuable upon exercise of the Warrants, holders will be unable to exercise their Warrants for cash and we will not be required to net cash settle or cash settle the Warrant exercise.

Warrant holders may elect to be subject to a restriction on the exercise of their Warrants such that an electing Warrant holder would not be able to exercise their Warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the shares of common stock outstanding.

No fractional shares will be issued upon exercise of the Warrants. If, by reason of any adjustment made pursuant to the warrant agreement, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of Common Stock to be issued to the Warrant holder.

Section 12. Certain Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of the Warrants pursuant to the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Warrants pursuant to the Offer. Should any approval or other action be required, we are unable to predict whether we will delay the acceptance for payment of or payment for Warrants tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.

Section 13. Extension of the Offer; Termination; Amendment.

Extension of the Offer

We expressly reserve the right, for any reason, at any time and from time to time prior to the Expiration Date, and regardless of whether any of the events set forth in “The Offer—Section 6. Conditions of the Offer” shall have occurred or are deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Warrants. We will effect any such extension by giving notice of such extension to the Depositary and making a public announcement of the extension.

Termination

We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any Warrants not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Warrants upon the occurrence of any of the conditions specified in “The Offer—Section 6. Conditions of the Offer” by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Warrants which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the Warrants tendered promptly after termination or withdrawal of a tender offer.

Amendment

Subject to compliance with applicable law (including Rule 13e-4 under the Exchange Act), we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in “The Offer—Section 6. Conditions of the Offer” have occurred or are deemed by us to have occurred, to amend any of the terms of the Offer prior to the Expiration Date for any reason. Amendments to the Offer may be made at any time and from time to time by public announcement. In the case of an extension of the Offer, such amendment must be announced no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to Warrant holders in a manner reasonably designed to inform Warrant holders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law or regulation (including Rule 13e-4 under the Exchange Act), we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PR Newswire, Business Wire or another comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(l) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Offer. If (i) we make any change to increase or decrease the price to be paid for Warrants, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given to Warrant holders in the manner specified in this “Section 13. Extension of the Offer; Termination; Amendment”, the Offer will be extended until the expiration of such period for ten business days.

Section 14. Fees and Expenses.

We have retained Morrow Sodali LLC to act as Information Agent and Continental to act as Depositary in connection with the Offer. The Information Agent may contact holders of Warrants by mail, facsimile and personal interviews and may request brokers, dealers and other nominee Warrant holders to forward materials relating to the Offer to beneficial owners. The Information Agent and Depositary will receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We have retained Cowen and Company, LLC to serve as Dealer Manager in connection with the Offer. The Dealer Manager will receive customary compensation in connection with this engagement and will be reimbursed for reasonable out-of-pocket expenses incurred in connection with this engagement. We have also agreed to indemnify the Dealer Manager against certain liabilities, including certain liabilities under the U.S. federal securities laws. The Dealer Manager may provide various investment banking and other services to us in the future, for which services it would expect to receive customary compensation from us. Additionally, the Dealer Manager and its affiliates, in the ordinary course of their respective businesses, including in trading and brokerage operations and in fiduciary capacities, may purchase or sell our securities, including the Warrants, and may hold positions, both long and short, in our securities, including the Warrants, for their respective own accounts and for the accounts of their respective customers. As a result, the Dealer Manager and its affiliates may at any time own certain of our securities, including the Warrants. In addition, the Dealer Manager and its affiliates may tender Warrants into the Offer for their own respective accounts or for the accounts of their respective customers.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to Morrow Sodali LLC and Cowen and Company, LLC as described above) for soliciting tenders of Warrants pursuant to the Offer. Warrant holders holding Warrants through brokers, dealers and other nominee stockholders are urged to consult the brokers, dealers and other nominee stockholders to determine whether transaction costs may apply if Warrant holders tender Warrants through the brokers, dealers and other nominee Warrant holders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Warrants held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Dealer Manager, the Information Agent or the Depositary for purposes of the Offer.

Section 15. Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Warrants, we will make a good faith effort to comply with that statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, we cannot comply with any such statute, the Offer will not be made to holders of Warrants in any jurisdiction in which the making of the Offer would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of us by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by us.

No person has been authorized to give any information or to make any representation on behalf of us not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be the agent of the Company, the Depositary, or the Information Agent for the purpose of the Offer.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the filing requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read ConvergeOne’s SEC filings over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC public reference room located at 100 F Street, N.E., Room 1580 Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

If you would like additional copies of this Offer to Purchase or if you have questions about the Offer, you should contact us by telephone or in writing:

ConvergeOne Holdings, Inc.

3344 Highway 149

Eagan, MN 55121

Phone: (888) 321-6227

Questions or requests for assistance may be addressed to the Dealer Manager and the Information Agent at their respective telephone numbers and addresses set forth below. Requests for additional copies of the Offer to Purchase, the Letter of Transmittal and the other Offer documents may be directed to the Information Agent at its address and telephone number set forth below. Warrant holders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

Morrow Sodali LLC

470 West Avenue

Stamford, CT 06902

Tel: (800) 662-5200 or banks and brokers can call collect at (203) 658-9400

Email: CVONW @morrowsodali.com

The Depositary for the Offer is:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, NY 10004

Attention: Corporate Actions Department

The Dealer Manager for the Offer is:

Cowen and Company, LLC

599 Lexington Avenue

New York, NY 10022

(877) 269-3652 (U.S. Toll Free)

We have filed, pursuant to Rule 13e-4(c)(2), an Issuer Tender Offer Statement on Schedule TO as may be amended from time to time (the “Schedule TO”) with the SEC that includes additional information relating to the Offer. You may request a copy of the Schedule TO and related exhibits, at no cost, by writing or calling the Information Agent for the Offer at the telephone numbers set forth on the back cover of this Offer to Purchase.